Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-233342, 333-223952, 333-168041, 333-183863, 333-204776, 333-189287, and 333-181426 on Form S-8 and 333-181570 and 333-182277 on Form S-3 of our reports dated March 1, 2021, relating to the financial statements and financial statement schedule of ASGN Incorporated and subsidiaries, and the effectiveness of ASGN Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ASGN Incorporated for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 1, 2021